SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15


Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 0000-29535
                          -----------------------------

                          Vapor Fuel Technologies, Inc.
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             (Exact name of registrant as specified in its charter)

25023 S. Beeson Road, Beavercreek, Oregon 97004   (503) 632-1570
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(Address,  including zip code,  and telephone  number,  including  area code, of registrant's principal executive offices)

      Common Stock, $.005 par value per share
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(Title of each class of securities covered by this Form)

      none
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(Titles of all other  classes  of  securities  for which a duty to file  reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i) [X]         Rule 12h-3(b)(1)(ii) [ ]
        Rule 12g-4(a)(1)(ii)[ ]         Rule 12h-3(b)(2)(i)  [ ]
        Rule 12g-4(a)(2)(i) [ ]         Rule 12h-3(b)(2)(ii) [ ]
        Rule 12g-4(a)(2)(ii)[ ]         Rule 15d-6           [ ]
        Rule 12h-3(b)(1)(i) [ ]

   Approximate  number of  holders of record as of the  certification  or notice date:
         31
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     Pursuant to the requirements of the Securities  Exchange Act of 1934, Vapor
Fuel Technologies, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person(s).


Date:  January 13, 2004                     VAPOR FUEL TECHNOLOGIES, INC.



                                            By:          /s/ C. Thomas Davis
                                               ---------------------------------
                                               C. Thomas Davis
                                               Chief Executive Officer
                                               (Principal Executive Officer)


         Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


Signature and Title                                             Date


    /s/ C. Thomas Davis                                    January 13, 2004
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C. Thomas Davis
Director and Chief Executive Officer


    /s/ Raymond B. Bushnell                                January 13, 2004
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Raymond B. Bushnell
Director and President


    /s/ Floyd Hambelton                                    January 13, 2004
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Floyd Hambelton
Director


    /s/ Larry Chace                                        January 13, 2004
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Larry Chace
Secretary and Treasurer
(Principal Financial Officer and Principal Accounting Officer)